Exhibit 10.3

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of October 11, 2004 (the “Agreement”), by and among (i) Patni Computer Systems Inc., a Massachusetts corporation (“Buyer”), (ii) Cymbal Corporation, a California corporation (the “Company”) and (iii) the stockholders of the Company listed on the signature pages hereto (the “Stockholders”, the Stockholders and the Company are referred to herein as the “Sellers”).

WITNESSETH

WHEREAS, Buyer desires to purchase from the Stockholders all of the outstanding shares of capital stock of the Company, consisting of 24,667,500 shares of Common Stock, no par value (the “Common Stock”);

WHEREAS, the Stockholders desire to sell to Buyer the shares of Common Stock owned by them, which constitute all of the outstanding capital stock of the Company; and

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby being acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1.                              Certain Matters of Construction. A reference to an Article, Section, Exhibit or Schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

1.2.                              Cross References. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Definition

2005 MBO Payment	Section 2.2.3(a)
2005 Stockholder Payment	Section 2.2.3(a)
2006 MBO Payment	Section 2.2.3(a)
2006 Stockholder Payment	Section 2.2.3(a)
2007 MBO Payment	Section 2.2.3(a)

2007 Stockholder Payment	Section 2.2.3(a)
Advisory Agreements	Section 1.3.6(vi)
Affiliated Group	Section 3.10.1
Agreement	Preamble
Avendus Letter	Section 7.2.15
Balance Sheet Certificate	Section 2.2.4
Buyer	Preamble
Buyer Claims	Section 8.1
Buyer Group	Section 8.1
Cash Consideration	Section 2.2.1
Closing	Section 2.2.
Closing Balance Sheet	Section 2.2.4
Closing Date	Section 2.2
Closing Net Worth	Section 2.2.4
Closing Working Capital	Section 2.2.4
Company	Preamble
Company Balance Sheet	Section 3.6
Common Stock	Preamble
Company Contracts	Section 3.18.1
Company Financial Statements	Section 3.6
Company Insurance Contracts	Section 3.19
Company Plans	Section 3.11.1
Company Proprietary Rights	Section 3.17.1
Company Subs	Section 3.2.2
Confidentiality Agreement	Section 3.17.5
Eligible Employee Pool	Section 2.2.3(a)
Employee and Contractor List	Section 3.12.2
Employee Agreement	Section 6.4
Encumbrances	Section 3.15.1
Escrow Account	Section 2.2.2
Escrow Agent	Section 2.2.2
Escrow Agreement	Section 2.2.2
Escrowed Consideration	Section 2.2.2
Excluded Transactions Schedule	Section 3.25
Governmental Entity	Section 3.5.2
Key Employee Agreement	Section 6.4
Liabilities	Section 3.7.2
Like Minds Amendment	Section 3.27
Other Equity Interests	Section 3.2.2
Parent	Section 3.27
Permits	Section 3.8.
Plans	Section 7.2.12
Pre-Closing Tax Period	Section 6.9
Purchase	Section 2.1
Purchase Price	Section 2.1
Quadrille Termination	Section 3.27

Sanbar Waiver	Section 3.27
SBC Waiver	Section 3.27
Sellers	Preamble
Shareholder Key Employee Agreement	Section 6.4
Stock Transfer Agreement	Section 3.27
Stockholder Payments	Section 2.2.3
Stockholders	Preamble
Stockholders Agent	Section 2.2.7
Tax	Section 3.10.1
Tax Return	Section 3.10.1
Third-Party Buyer Claims	Section 8.4.2
Treasury Regulations	Section 3.10.1
Welfare Plan	Section 3.11.5
Zensar Amount	Section 1.3.6
Zensar Option	Section 3.27

1.3.                              Certain Definitions. As used herein, the following terms shall have the following meanings:

1.3.1.                     2005 Revenues: the Specified Revenue during the twelve months ended June 30, 2005.

1.3.2                        2005 Post-Closing Revenues: the Specified Revenue during the period from the Closing Date through June 30, 2005.

1.3.3                        2006 Revenues: the Specified Revenue during the twelve months ended June 30, 2006.

1.3.4                        2007 Revenues: the Specified Revenue during the twelve months ended June 30, 2007.

1.3.5                        Affiliate: with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person where control (including with correlative meaning, controlled by and under common control with) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, or by written contract.

1.3.6                        Closing Liabilities: a total amount equal to the sum of (i) the $6,800,000 to be paid by the Company pursuant to the agreement with Like Minds, Inc., as described in Section 3.27; (ii) the $350,000 payable by the Company to Quadrille Data Limited, as described in Section 3.27; (iii) $250,000, which shall be applied to the Buyer’s actual out-of-pocket costs associated with its audit and/or review of the Company’s financial statements and tax compliance, (iv) $700,000 payable to Avendus Advisors Pvt Ltd pursuant to the Avendus Letter, (v) $1,000,000, which shall be applied to the Company’s payments to be made to Zensar Technologies Ltd. in connection with the exercise of the Zensar Option described in Section 3.27 and the transactions contemplated by the notice to Zensar Technologies Ltd. described in Section 7.2.15, such amount to be reduced by the amount of any payments made by the Company with respect to such liabilities prior to the Closing (as so reduced, the “Zensar Amount”), (vi) $2,150,000 payable to those persons set forth on Schedule 1.3.6(vi) pursuant to those certain Advisory Agreements between the Company and such persons (the “Advisory Agreements”), and (vii) the amount specified by the Company to Buyer at least two business days prior to Closing representing its out-of-pocket Closing expenses, including the Company’s share of the initial fees of the Escrow Agent and the Company’s share of the Hart-Scott-Rodino filing fee pursuant to Section 6.1, to the extent not already paid.

1.3.7.                     Commercial Software: packaged commercial software programs generally available to the public through retail dealers in computer software or directly from the manufacturer which have been licensed to the Company or any Company Sub pursuant to End-User Licenses and which are used in the Company’s or any Company Sub’s business but are in no way a component of or incorporated in or specifically required to develop or support any of the Company’s or any Company Sub’s products and related trademarks, technology and know-how.

1.3.8.                     Company Leases: each lease, sublease, license or other agreement under which the Company or any Company Sub uses, occupies or has the right to occupy any real property or interest therein.

1.3.9.                     Company Material Adverse Effect: any materially adverse change in or effect on the financial condition, business, operations, assets, properties, results of operations or prospects of the Company or any Company Sub.

1.3.10.               End-User Licenses: any object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same.

1.3.11.               Environmental Claim: any written notice alleging potential liability (including, potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release of any Material of Environmental Concern at any location, whether or not owned by that party or any of its Affiliates or (b) circumstances forming the basis of any violation, or alleged violation, by that party of any Environmental Law.

1.3.12.               Environmental Laws: any and all statutes, regulations and ordinances relating to the protection of the environment.

1.3.13.               ERISA: the Employee Retirement Income Security Act of 1974, as amended.

1.3.14.               ERISA Affiliate: with respect to a party, any member (other than that party) of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes that party (as defined for purposes of Section 414(b), (c) and (m) of the Code).

1.3.15                  Founders: Neeraj Gupta and Surjeet Singh.

1.3.16.               GAAP: generally accepted U.S. accounting principles consistently applied.

1.3.17.               Gross Contribution Dollars: with respect to a party, means that party’s gross revenue (adjusted downwards for reimburseable expenses accounted in revenues) less the line items set forth on Schedule 1.3.17. all as determined in accordance with GAAP as modified by Schedule 1.3.17.

1.3.18.               Knowledge: with respect to the Company, the actual knowledge of the Founders and the other officers and directors of the Company and the Company Subs after making reasonable inquiry of the Company’s employees, and with respect to Buyer, the actual knowledge of the officers and directors of the Buyer after making reasonable inquiry of Buyer’s employees.

1.3.19.               Materials of Environmental Concern: petroleum and its by-products and all substances or constituents that are regulated by, or form the basis of liability under, any Environmental Law.

1.3.20.               MBO Payments: the 2005 MBO Payment, the 2006 MBO Payment and the 2007 MBO Payment.

1.3.21.               MBO Schedule: the schedule of employees of the Company eligible to participate in the MBO Payments, along with each such employee’s participation percentage, as delivered by the Company to and accepted by Buyer prior to the date of this Agreement.

1.3.22.               Net Worth shall mean the amount equal to (i) total assets of the Company, as defined under GAAP, on a consolidated basis minus (ii) total liabilities of the Company, as defined under GAAP, on a consolidated basis.

1.3.23.               Net Worth Standard: $5,277,726.

1.3.24.               Permitted Encumbrances: (a) liens for current taxes and other statutory liens and trusts not yet due and payable or that are being contested in good faith, (b) liens that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, and (g) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests, none of which are material in the aggregate or individually.

1.3.25.               Person: an individual, a corporation, an association, a partnership, an estate, a limited liability company, a trust and any other entity or organization.

1.3.26.               Specified Revenue: revenue as determined in accordance with Schedule 1.3.26.

1.3.27.               Subsidiary: any corporation, association, or other business entity a majority (by number of votes on the election of directors or persons holding positions with similar responsibilities) of the shares of capital stock (or other voting interests) of which is owned by Buyer, the Company or their respective Subsidiaries, as the case may be.

1.3.28.               Working Capital: (a) consolidated accounts receivable, cash (including restricted cash, even though including such restricted cash may not be in accordance with GAAP) and cash equivalents and short-term investments, all as determined in accordance with GAAP minus (b) consolidated accounts payable and the accrued liabilities included in the current liabilities, all as determined in accordance with GAAP.

1.3.29.               Working Capital Standard: $3,500,000.

ARTICLE 2
PURCHASE AND SALE

2.1.                              Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing the Stockholders shall sell to Buyer, and Buyer shall purchase from the Stockholders, all shares of Common Stock owned by the Stockholders (the purchase of the Common Stock is referred to herein as the “Purchase”). The total purchase price for the Purchase, including amounts placed in escrow at closing and the contingent payments referred to below, is an amount up to US$68,000,000 (the “Purchase Price”), which amount may be adjusted as of the Closing as provided in Section 2.2.4 and which shall be finally determined as provided in Section 2.2.3. The Purchase Price shall be paid as provided in Section 2.2.

2.2.                              Closing; Payment of Purchase Price. The closing (the “Closing”) of the Purchase hereunder shall take place at the offices of Foley Hoag LLP in Boston, MA on the fifth business day after the parties have received Hart-Scott-Rodino clearance and all other consents or approvals required as a condition to closing have been obtained (or, if such date falls on or between November 10, 2004 and November 28, 2004, on November 29, 2004), or on such other date or at such other location as Buyer and Seller may mutually agree (such date referred to as the “Closing Date”). The Purchase Price shall be payable as follows:

2.2.1.                     Initial Consideration. Buyer shall pay an aggregate amount equal to US$35,000,000 as follows: (i) at the Closing, Buyer shall pay to the Stockholders an aggregate amount equal to US$35,000,000 in immediately available funds, less the amount of the Closing Liabilities and the Escrowed Consideration (the “Cash Consideration”), provided, however, that Buyer shall be entitled to offset any amounts owed to the Company by any Stockholder from the amount of the Cash Consideration to be delivered to such Stockholder, (ii) at the Closing, Buyer shall deposit the Escrowed Consideration in accordance with Section 2.2.2, and (iii) Buyer shall pay the Closing Liabilities at or following the Closing in accordance with their terms. The Buyer shall disburse to each Common Stockholder an amount representing the product of (a) a fraction the numerator of which is the number of shares of Common Stock held by such Stockholder at Closing, and the denominator of which is the total number of shares of Common Stock held by all Stockholders at Closing multiplied by (b) the Cash Consideration. Each Stockholder’s portion of the Cash Consideration is set forth on Schedule 2.2.1. The Buyer shall disburse to each Stockholder his or her portion of the Cash Consideration by wire transfer or by cashier’s checks payable to one or more accounts of the Stockholders in accordance with the written instructions set forth on Schedule 2.2.1; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Buyer shall have no obligation to deliver the Cash Consideration or the Escrowed Consideration to any Stockholder unless the Buyer shall have first received from such Stockholder a stock certificate or affidavit of loss (in a form acceptable to Buyer) and stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

2.2.2                        Escrowed Funds. At the Closing, Buyer shall deliver to Wachovia Bank, as escrow agent (the “Escrow Agent”) an aggregate amount equal to US$4,000,000 in immediately available funds (the “Escrowed Consideration”), which amount shall be placed into an escrow account maintained by the Escrow Agent (the “Escrow Account”). The Escrow Agent shall maintain the Escrow Account for a minimum of two (2) years in accordance with the terms of the Escrow Agreement in the form attached as Exhibit A hereto (the “Escrow Agreement”), for the purpose of partially securing any amounts payable by the Stockholders to the Buyer on account of indemnification claims under Article 8 hereof.  The fees and expenses of the Escrow Agent shall be borne 50% by Buyer and 50% by the Stockholders.

2.2.3                        Stockholder Payments. Subject to the set off provisions contained in Section 8.3(d) hereof, Buyer shall pay to the Stockholders Agent, for and on behalf of the Stockholders, as contingent payments (the “Stockholder Payments”), an amount of cash determined and payable as follows:

(a)                                  Payment. Buyer shall pay to the Stockholders Agent, as contingent payments, the following cash payments:

(i)                                     An amount (the “2005 Stockholder Payment”) payable on October 31, 2005, calculated as follows: If 2005 Revenues are less than or equal to $38,150,000, or if the Gross Contribution Dollars associated with the 2005 Post-Closing Revenues are less than 25% of 2005 Post-Closing Revenues, then the 2005 Stockholder Payment shall be $0. If 2005 Revenues are greater than $38,150,000 and if the Gross Contribution Dollars associated with the 2005 Post-Closing Revenues are greater than or equal to 25% of 2005 Post-Closing Revenues, then the 2005 Stockholder Payment shall be equal to the product of (x) a fraction, the numerator of which is $23,000,000 and the denominator of which is $221,540,000 times (y) the amount of 2005 Revenues; and provided, however, that (i) the 2005 Stockholder Payment shall be adjusted on a dollar for dollar basis (but not below zero) for each dollar by which the Gross Contribution Dollars associated with the 2005 Post-Closing Revenues are greater than or less than 30.6% of 2005 Post-Closing Revenues (the “2005 Gross Contribution Adjustment”); (ii) the 2005 Stockholder Payment shall not exceed $33,000,000; and (iii) 14.78% of the 2005 Stockholder Payment (the “2005 MBO Payment”) shall be distributed by Buyer to certain

Changes made pursuant to e-mail dated October 10, 2004

employees of the Company in accordance with Section 2.2.3(a)(iv) (provided, however, that the 2005 MBO Payment shall not exceed $3,400,000).

(ii)                                  An amount (the “2006 Stockholder Payment”) payable on October 31, 2006, calculated as follows: If the aggregate amount of 2005 Revenues and 2006 Revenues is equal to or less than $88,928,000 or if the aggregate Gross Contribution Dollars associated with the 2005 Post-Closing Revenues and 2006 Revenues are less than 25% of the aggregate amount of 2005 Post-Closing Revenues and 2006 Revenues, then the 2006 Stockholder Payment shall be $0. If the aggregate amount of 2005 Revenues and 2006 Revenues is greater than $88,928,000, and if the aggregate Gross Contribution Dollars associated with the 2005 Post-Closing Revenues and 2006 Revenues are greater than or equal to 25% of the aggregate amount of 2005 Post-Closing Revenues and 2006 Revenues, then the 2006 Stockholder Payment shall be equal to (x) the product of (i) a fraction, the numerator of which is $23,000,000 and the denominator of which is $221,540,000 times (ii) the aggregate amount of 2005 Revenues and 2006 Revenues, less (y) the amount of the 2005 Stockholder Payment; and provided, however, that (i) the 2006 Stockholder Payment shall be adjusted on a dollar for dollar basis (but not below zero) for each dollar by which the aggregate Gross Contribution Dollars associated with the 2005 Post-Closing Revenues and 2006 Revenues are greater than or less than 30.6% of the aggregate of 2005 Post-Closing Revenues and 2006 Revenues; (ii) the sum of the 2005 Stockholder Payment and the 2006 Stockholder Payment shall not exceed $33,000,000; and (iii) 14.78% of the 2006 Stockholder Payment (the “2006 MBO Payment”) shall be distributed by Buyer to certain employees of the Company in accordance with Section 2.2.3(a)(iv) (provided, however, that the sum of the 2005 MBO Payment and the 2006 MBO Payment shall not exceed $3,400,000).

(iii)                               An amount (the “2007 Stockholder Payment”) payable on October 31, 2007, calculated as follows: If the aggregate amount of 2005 Revenues, 2006 Revenues and 2007 Revenues is equal to or less than $155,078,000, or if the aggregate Gross Contribution Dollars associated with the 2005 Post-Closing Revenues, 2006 Revenues and 2007 Revenues are less than 25% of the aggregate amount of 2005 Post-Closing Revenues, 2006 Revenues and 2007 Revenues, then the 2007 Stockholder Payment shall be $0. If the aggregate amount of 2005 Revenues, 2006 Revenues and 2007 Revenues is greater than $155,078,000 and if the aggregate Gross Contribution Dollars associated with the 2005 Post-Closing Revenues, 2006 Revenues and 2007 Revenues are greater than or equal to 25% of the aggregate amount of 2005 Post-Closing Revenues, 2006 Revenues and 2007 Revenues, then the 2007 Stockholder Payment shall be equal to (x) the product of (i) a fraction, the numerator of which is $23,000,000 and the denominator of which is $221,540,000 times (ii) the aggregate amount of 2005 Revenues, 2006 Revenues and 2007 Revenues, less (y) the aggregate amount of the 2005 Stockholder Payment and 2006 Stockholder Payment; and provided, however, that (i) the 2007 Stockholder Payment shall be adjusted on a dollar for dollar basis (but not below zero) for each dollar by which the aggregate Gross Contribution Dollars associated with the 2005 Post-Closing Revenues, 2006 Revenues and 2007 Revenues are greater than or less than 30.6% of the aggregate of the 2005 Post-Closing Revenues, 2006 Revenues and 2007 Revenues; (ii) the sum of the 2005 Stockholder Payment, the 2006 Stockholder Payment and the 2007 Stockholder Payment shall not exceed $33,000,000; and (iii) 14.78% of the 2007 Stockholder Payment (the “2007 MBO Payment”) shall be distributed by Buyer to certain employees of the Company in

Changes made pursuant to e-mail dated October 10, 2004

accordance with Section 2.2.3(a)(iv) (provided, however, that the sum of the 2005 MBO Payment, the 2006 MBO Payment and the 2007 MBO Payment shall not exceed $3,400,000).

(iv)                              On the date of each Stockholder Payment, the Company shall pay each employee of the Company listed on the MBO Schedule his or her participation percentage of the applicable MBO Payment if such employee has been continuously employed by the Company from the Closing Date through the date of such Stockholder Payment. Any amount not paid to any employee listed on the MBO Schedule because of such employee’s failure to qualify for such payment shall be retained by Buyer.

(b)                                 Records. No later than September 15, 2005, 2006 and 2007, as applicable, Buyer shall deliver to the Stockholders Agent (as defined herein) a calculation of 2005 Revenues, 2006 Revenues or 2007 Revenues, as applicable, together with all relevant work papers and supporting calculations, including calculations of the Gross Contribution Dollars. Such calculations shall be prepared by Buyer’s auditors, or such other nationally recognized accounting firm selected by Buyer, in accordance with GAAP and on a consistent basis from year to year (except where specific provisions in this Agreement permit such calculations to be otherwise than in accordance with GAAP and on a consistent basis from year to year). Upon written request from the Stockholders Agent, Buyer agrees to give a nationally recognized accounting firm, reasonably acceptable to Buyer, reasonable access to the books and records of the Company for purposes of reviewing the determination of such calculations.

2.2.4.                     Working Capital and Net Worth Adjustment.

(a)                                  The Purchase Price paid to the Stockholders pursuant to Section 2.2.1 shall be subject to adjustment as follows (the “Purchase Price Adjustment”): (i) if the Closing Working Capital and Closing Net Worth are each less than the Working Capital Standard and Net Worth Standard, respectively, the Purchase Price be paid to the Stockholders pursuant to Section 2.2.1 shall be reduced by the greater of (x) the dollar amount by which the Net Worth Standard is greater than the Closing Net Worth, and (y) the dollar amount by which the Working Capital Standard is greater than the Closing Working Capital; (ii) if the Closing Working Capital and Closing Net Worth are each greater than the Working Capital Standard and Net Worth Standard, respectively, the Purchase Price be paid to the Stockholders pursuant to Section 2.2.1 shall be increased by the greater of (x) the dollar amount by which the Closing Net Worth is greater than the Net Worth Standard, and (y) the dollar amount by which the Closing Working Capital is greater than the Working Capital Standard; and (iii) in all other cases, the Purchase Price shall be adjusted on a dollar for dollar basis for the net amount by which each of the Closing Net Worth and Closing Working Capital are greater than or less than the Net Worth Standard and Working Capital Standard, respectively, provided, however, that in each case no adjustment to the Purchase Price shall be made unless the amount of the Purchase Price Adjustment exceeds $100,000.

(b)                                 At the Closing, the Company shall deliver to Buyer a certificate, executed by an executive officer of the Company (the “Balance Sheet Certificate”), which shall attach and attest to the accuracy and completeness of (i) a balance sheet of the Company as of the close of business on the Closing Date (the “Closing Balance Sheet”); and (ii) a statement of the Working Capital of the Company (the “Closing Working Capital”) and a statement of the Net Worth of the

Changes made pursuant to e-mail dated October 10, 2004

Company (the “Closing Net Worth”), each as reflected on the Closing Balance Sheet. The Closing Balance Sheet, Closing Working Capital and Closing Net Worth will be prepared and determined in accordance with GAAP, using the same policies, principles and methodologies used in connection with the preparation of the Company Financial Statements. At Closing, the Purchase Price paid to the Stockholders shall be reduced by any downward Purchase Price Adjustment as calculated based on the Closing Balance Sheet delivered by the Company, provided, however, that no adjustment shall be made unless such amount exceeds $100,000. The Company will deliver to Buyer a draft of the Balance Sheet Certificate no less than five (5) business days prior to the Closing Date, which draft shall set forth the Company’s good faith estimates of the Closing Balance Sheet, the Closing Working Capital, the Closing Net Worth.

(c)                                  Within 120 days following the Closing, Buyer shall obtain a review or audit of the Closing Balance Sheet from KPMG or such other nationally recognized independent accounting firm selected by Buyer and reasonably acceptable to Stockholders Agent. Such firm shall also be required to calculate the Working Capital and Net Worth of the Company as of the close of business on the Closing Date in accordance with GAAP, using the same principles and methodologies used in connection with the preparation of the Company Financial Statements. Upon receipt of the results of such review or audit, the Purchase Price Adjustment shall be recalculated based on the accountant’s calculations of such Net Worth (the “Final Net Worth”) and Working Capital (“Final Working Capital”) and shall be further adjusted, on a dollar for dollar basis, by the amount by which the Zensar Amount is greater than or less than the actual amounts paid by the Company after Closing to Zensar Technologies Ltd. in connection with the exercise of the Zensar Option described in Section 3.27 and the transactions contemplated by the notice to Zensar Technologies Ltd. described in Section 7.2.15.

(d)                                 In the event that the calculations pursuant to Section 2.2.4(c) would result in a greater downward Purchase Price Adjustment than the Purchase Price Adjustment made pursuant to the Company’s calculations pursuant to Section 2.2.4(b), such difference shall be distributed to Buyer from the Escrow Account first, and if collection from cash in the Escrow Account is insufficient to satisfy such adjustment, Buyer shall have the right to set off such amount against Stockholder Payments owed by Buyer to the Stockholders (which right of set off the Company and the Stockholders explicitly grant Buyer), or to recover such amount directly from the Stockholders, to the extent such set off is not available, provided, however, that no adjustment shall be made unless such difference exceeds $100,000. In the event that the calculations pursuant to Section 2.2.4(c) would result in either an upward Purchase Price Adjustment or a lesser downward Adjustment than any downward Purchase Price Adjustment made pursuant to the Company’s calculations pursuant to Section 2.2.4(b), then Buyer shall deposit an amount into the Escrow Account equal to the sum of (i) any upward Purchase Price Adjustment determined pursuant to the accountant’s report, (ii) the difference between the downward Purchase Price Adjustment determined pursuant to the accountant’s report, if any, and any Purchase Price Adjustment deducted from the Purchase Price at Closing, provided, however, that no adjustment shall be made unless such sum exceeds $100,000, and (iii) any portion of the $250,000 set aside as Closing Liabilities for Buyer’s actual our-of-pocket costs associated with its audit and/or review of the Company’s financial statements and tax compliance that was not in fact expended.

2.2.5.                     Delivery of Certificates. At the Closing, the Stockholders shall deliver to Buyer certificates for the shares of Common Stock duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, or if stock certificates are not then available, affidavits of loss in a form acceptable to Buyer in lieu thereof.

2.2.6                        Ancillary Agreements; Further Actions. The appropriate parties shall execute and deliver the agreements referred to in Section 6.3 hereof. The parties shall execute and deliver any other instruments, documents and certificates that are required to be delivered pursuant to this Agreement or as may be reasonably requested by any party in order to the transactions contemplated by this Agreement. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest, perfect or confirm in Buyer title to or ownership or possession of any property, right, privilege, power, franchise or other asset of the Company acquired or to be acquired by reason of, or as a result of, the transactions contemplated hereby, the officers and directors of the Company and Buyer are fully authorized in the name of the respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

2.2.7                        Stockholders Agent.

(a)                                  Neeraj Gupta hereby is appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Stockholders (with full power of substitution in the premises) in connection with the indemnity provisions of Article 8 as they relate to the Stockholders generally, the Escrow Agreement, the notice provisions of this Agreement and such other matters as are reasonable necessary for the consummation of the transactions contemplated hereby and thereby including to receive all Stockholder Payments on behalf of the Stockholders, to act as the representative of the Stockholders to review and authorize all set-offs, claims and other payments authorized or directed by this Agreement and dispute or question the accuracy thereof, to compromise on their behalf with Buyer any claims asserted thereunder and to authorize payments to be made with respect thereto, and to take such further actions as are authorized in this Agreement (the above named representative, as well as any subsequent representative of the Stockholders appointed by him or after his death or incapacity elected by the vote of holders of a majority of the shares of Common Stock issued and outstanding immediately prior to the Closing, being referred to herein as the “Stockholders Agent”).

(b)                                 By his execution hereof, Neeraj Gupta hereby accepts such appointment and agrees to act as the Stockholders Agent hereunder until such time as a subsequent Stockholders Agent shall be appointed by the Stockholders.

(c)                                  The Stockholders agree that the Stockholders Agent is specifically empowered to disburse funds from the Stockholder Payments to fulfill the obligations to Avendus Advisors Pvt Ltd under the Avendus Letter.

(d)                                 In discharging his duties hereunder, the Stockholders Agent may hire professionals (including without limitation, attorneys, accountants, financial advisors and investigators), and incur such other fees and expenses on behalf of the Stockholders as the Stockholders Agent determines in his sole and absolute discretion to be reasonably necessary to carry out his duties hereunder, and to disburse funds from the Stockholder Payments or any other amounts paid to the Stockholders Agent for the benefit of the Stockholders to discharge any such expenses.

(e)                                  The Stockholders Agent shall not be liable to any Stockholder with respect to any action taken or omitted to be taken by the Stockholders Agent under or in connection with the payment to the Stockholders of the Stockholder Payments, this Agreement or the Escrow Agreement unless such action or omission results from or arises out of fraud, gross negligence or willful misconduct on the part of the Stockholders Agent. Buyer and its Affiliates shall be entitled to rely on such appointment and treat such Stockholders Agent as the duly appointed attorney-in-fact of each Stockholder until such time as a subsequent Stockholders Agent shall be appointed by the holders of a majority of the shares of Common Stock issued and outstanding immediately prior to the Closing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company and each of the Founders jointly and severally (but subject to the limitations contained in Section 8.3) represent and warrant to Buyer as follows:

3.1.                              Corporate Status of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect. All jurisdictions in which the Company is qualified to do business are set forth on Schedule 3.1 hereto.

3.2.                                     Capital Stock.

3.2.1.                     Authorized Stock of the Company. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which 24,667,500 shares are issued and outstanding and 5,000,000 shares of Preferred Stock, none of which shares are issued and outstanding. All of the outstanding shares of Common Stock are held of record by the Stockholders in the amounts set forth opposite their respective names as set forth on Schedule 3.2.1. All of the outstanding shares of Common Stock have been duly authorized and validly issued, were not issued in violation of any person’s preemptive rights, are fully paid and nonassessable and were issued in compliance with applicable federal and state securities laws, including exemptions from registration under the Securities Act of 1933, as amended.

3.2.2.                     Options and Convertible Securities of the Company. Except as set forth on Schedule 3.2.2, there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock (collectively, the “Other Equity Interests”). As of, or immediately prior to the Closing, all Other Equity Interests have been terminated or converted into shares of Common Stock, as set forth on Schedule 3.2.2. Except as set forth on Schedule 3.2.2. there are no voting trusts or other agreements or understandings to which the Company or any Stockholder is a party with respect to the voting of the shares of Common Stock, and the Company is not a party to or bound by any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding shares of Common Stock or other equity securities of the Company.

3.3.                              Subsidiaries. Except for two non-voting nominee shares held by Webspace Consulting Inc., the Company owns all of the outstanding capital stock of Cymbal Information Services Private Limited, a company duly organized, validly existing and in good standing under the laws of India. The Company owns all of the outstanding capital stock of Cymbal Corporation Limited, a company duly organized, validly existing and in good standing under the laws of the United Kingdom. Except for the holders of certain non-voting nominee shares as set forth on Schedule 3.3, Cymbal Information Services Private Limited owns all of the outstanding capital stock of Cymbal Information Services (Thailand) Limited, a company duly organized, validly existing and in good standing under the laws of Thailand (Cymbal Information Services Private Limited, Cymbal Corporation Limited and Cymbal Information Services (Thailand) Limited are collectively referred to as “Company Subs”). There are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating any Company Sub to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock. Each Company Sub has all requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. Except for the Company Subs, the Company does not have any Subsidiaries. Except for the Company Subs and except as set forth on Schedule 3.3. the Company does not own, directly or indirectly, any shares or other equity interest or securities in any business organization, entity or enterprise.

3.4.                              Articles of Organization, Bylaws, Directors and Officers. The Company has delivered to Buyer true and correct copies of the articles of organization and bylaws or similar organizational documents of the Company and each Company Sub, including all amendments thereto, as in effect on the date hereof. The minute books of the Company and each Company Sub contain accurate records of all meetings and consents in lieu of meetings of the board of directors of the Company and each Company Sub respectively (and any committees thereof, whether permanent or temporary) and of each of their respective stockholders since the date of its incorporation, and such records accurately reflect all transactions referred to in such minutes and consents. The stock book of the Company and each Company Sub accurately reflect record ownership of the Company’s capital stock and each Company Sub’s capital stock, respectively. Buyer has been provided with a copy of or access to such minutes or consents and stock books.

Schedule 3.4 hereto sets forth a list of the directors and officers of the Company and each Company Sub.

3.5.                              Authority for Agreement; Noncontravention.

3.5.1.                     Authority. The Company has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) have been duly and validly authorized by the board of directors and the stockholders of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (ii) will not, as of the Closing Date, require any third party consents, approvals, authorizations or actions, except where failure to obtain such consents, approvals, authorizations or actions would not have a material adverse effect on the ability of the Company to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). On or before the Closing, the other agreements contemplated hereby to be executed and delivered by the Company on or before the Closing will have been executed and delivered by the Company, and, upon such execution and delivery, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the qualifications that enforcement of the rights and remedies created thereby are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3.5.2.                     No Conflict Except. as set forth on Schedule 3.5.2 hereto, neither the execution and delivery of this Agreement by the Company, nor the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in a violation of any provision of the articles of organization or bylaws or similar organizational documents of the Company or any Company Sub, (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which the Company or any Company Sub is a party or by which it or any of its assets or properties is bound or which is applicable to it or any of its assets or properties. Except for any filing required under the Hart-Scott-Rodino Act, no authorization, consent or approval of, or filing with or notice to, any United States or foreign governmental or public body or authority (each a “Governmental Entity”) is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

3.6.                              Financial Statements. Attached as Schedule 3.6 are accurate and complete copies of (a) the unaudited balance sheet of the Company and the statements of operations and cash flows of the Company as of and for the fiscal years ended June 30, 2003 and 2004, and (b) the unaudited balance sheet of the Company and the unaudited statements of operations and cash flows of the Company as of and for the month ended August 31, 2004. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the “Company Financial Statements” and the unaudited balance sheet of the Company as of August 31, 2004 is referred to herein as the “Company Balance Sheet” Each of the balance sheets included in the Company Financial Statements (including any related notes) has been prepared on a consolidated basis, has been reviewed (with the exception of the August 31, 2004 unaudited balance sheet) by an independent accountant, fairly presents in all material respects the financial position of the Company as of its date, and the other statements included in the Company Financial Statements (including any related notes) fairly present in all material respects the results of operations and cash flows, as the case may be, of the Company for the periods therein set forth, in each case in accordance with GAAP consistently applied (except as otherwise stated therein), subject to (i) the absence of certain notes thereto and (ii) normal audit adjustments which would not be material in the aggregate. The Company has not participated, engaged in or entered into, directly or indirectly, including through any Subsidiary, any off balance sheet financing arrangements or transactions of any kind or nature since the Company’s inception.

3.7.                             Absence of Material Adverse Changes and Undisclosed Liabilities.

3.7.1.                     Changes. Except as described on Schedule 3.7.1 hereto, since the date of the Company Balance Sheet, the Company has not suffered any Company Material Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character that would reasonably be expected to have a Company Material Adverse Effect Except as described on Schedule 3.7.1. without limiting the generality of the foregoing, since the date of the Company Balance Sheet, neither the Company nor any Company Sub has, except in the ordinary course of business, consistent with past practice:

(a) sold, leased, transferred or assigned any of its assets, tangible or intangible;

(b) accelerated, terminated, modified in a manner adverse to the Company, or canceled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than $50,000 in the aggregate to which the Company or any Company Sub is a party.

(c) canceled, compromised, waived, or released any right or claim (or series of related rights and claims);

(d) granted any license or sublicense of any rights under or with respect to any Company Proprietary Rights other than (i) pursuant to End-User Licenses granted by the Company or any Company Sub and (ii) to the Company’s or any Company Sub’s distributors, resellers and other licensees under agreements disclosed on Schedule 3.7.1 hereto;

(e) experienced material damage, destruction, or loss (whether or not covered by insurance) to its property (other man ordinary wear and tear not caused by neglect);

(f)  created or suffered to exist any Encumbrance not in effect on the date of the Company Balance Sheet (other than Permitted Encumbrances) upon any of its assets, tangible or intangible;

(g) issued, sold, otherwise disposed of or reacquired any of its capital stock, or granted or reacquired any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock, or any securities convertible or exchangeable into any of its capital stock or otherwise changed its capital structure or stock ownership in any way;

(h) declared, set aside, or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(i)   entered into financial arrangements for the benefit of any of the Stockholders;

(j)   made or committed to make any capital expenditures or entered into any other material transaction, in either case outside the ordinary course of business or involving an expenditure in excess of $50,000 in the aggregate;

(k)  amended or modified in any respect any employment contract or arrangement or any profit sharing, bonus, incentive compensation, severance, employee benefit or multiemployer plans, nor paid any compensation or bonus in excess of existing employment agreements;

(l)    entered into any employment agreement or collective bargaining agreement or increased the compensation (A) of any Stockholder or (B) of any other of its employees;

(m)  incurred any indebtedness for borrowed money;

(n)   amended, modified or terminated any customer contract in any material respect; or

(o)   committed (orally or in writing) to any of the foregoing.

3.7.2. Liabilities. Neither Company nor any Company Sub has any liabilities or obligations, fixed, accrued, contingent or otherwise (collectively, “Liabilities”), except for Liabilities (i) that are fully reflected or provided for on, or disclosed in the notes to, the balance sheets included in the Company Financial Statements, (ii) that were incurred in the ordinary course of business since the date of the Company Balance Sheet, none of which individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect, (iii) are expressly disclosed on the Schedules delivered hereunder, or (iv) were incurred as a result or arising out of transactions contemplated by this Agreement.

3.8.                Compliance with Applicable Law, Articles of Organization and Bylaws. The Company has all requisite licenses, permits and certificates from all Governmental Entities (collectively, “Permits”) necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated, except for any Permit which the failure to obtain would not have a Company Material Adverse Effect. The Company is in compliance in all respects with all the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the Knowledge of the Company, threatened, which may result in revocation, cancellation, suspension, or any material adverse modification of any of such Permits. Neither the business of the Company nor any Company Sub is being conducted in violation of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, Permit, concession, grant or other authorization of any Governmental Entity (including without limitation any laws or regulations relating to export control), except where such violation has no Company Material Adverse Effect. Neither Company nor any Company Sub is in default or violation of any provision of its articles of organization or its bylaws or similar organizational documents.

3.9.         Litigation and Audits. Except as set forth on Schedule 3.9. there is no investigation by any Governmental Entity with respect to the Company or any Company Sub pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated to the Company or any Company Sub in writing an intention to conduct the same. Except as set forth on Schedule 3.9. there is no claim, action, suit, arbitration or proceeding pending or, to the Knowledge of the Company, threatened in writing against or involving the Company or any Company Sub, or any of its assets or properties, at law or in equity, or before any arbitrator or Governmental Entity and there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company or any Company Sub.

3.10.         Tax Matters. Except as set forth on Schedule 3.10 hereto:

3.10.1. Definitions. As used in this Agreement, “Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law; ‘Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof; and “Treasury Regulations” means those regulations promulgated under the Code.

3.10.2. S Election. The Company has not elected to be treated as an S Corporation under Code §1362 (or its predecessor Code Provision) or under the corresponding provisions of applicable state and local laws where it files tax returns.

3.10.3.    Tax Returns. The Company and each Company Sub has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. Except as set forth on Schedule 3.10.3, neither the Company nor any Company Sub is the beneficiary of any extension of time within which to file any Tax Returns. The Company and each Company Sub has paid or caused to be paid all taxes required to be paid prior to the date of this Agreement and have made provisions, in accordance with GAAP, for taxes accrued through the date of this Agreement. The Company and each Company Sub has filed Tax Returns in all jurisdictions where it is required to file Tax Returns. No claim has ever been made in writing by an authority in a jurisdiction where the Company or any Company Sub does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Company or any Company Sub that arose in connection with any failure (or alleged failure) to pay any Tax.

3.10.4.    Withholding. Other than as set forth on Schedule 3.10.4. The Company and each Company Sub has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, stockholder, or other third party.

3.10.5.    Audits. The Company has no Knowledge that any authority intends to assess any additional Taxes for any period for which Tax Returns have been filed with respect to the Company or any Company Sub. There is no dispute or claim concerning any Tax liability of the Company or any Company Sub either (A) claimed or raised by any authority in writing or (B) as to which the Company has Knowledge based upon personal contact with any agent of such authority of any actual or threatened audits or proceedings or is otherwise aware of any such audits or proceedings. Schedule 3.10.5 (i) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company and each Company Sub for taxable periods ended on or after December 31, 1998, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1998.

3.10.6.    Waivers and Extensions. Neither the Company nor any Company Sub has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

3.10.7.    Elections and Consents. Neither the Company nor any Company Sub has filed a consent under Code §341(f) concerning collapsible corporations. Neither the Company nor any Company Sub has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances would obligate it to make any payments that will not be deductible under Code §280G. Neither the Company nor any Company Sub has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). The Company and each Company Sub has disclosed on its federal income Tax Returns all positions taken therein that would give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Neither the Company nor any Company Sub is a party to any Tax allocation or sharing agreement. Neither the Company nor any Company Sub (A) has ever been a member of an Affiliated Group filing a consolidated federal income Tax Return and (B) has any liability for the Taxes of any person under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

3.10.8.    Unpaid Taxes. The unpaid Taxes of the Company and each Company Sub (i) did not, as of December 31, 2003, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the date of the Closing in accordance with the past custom and practice of the Company and each Company Sub in filing its Tax Returns.

3.10.9     Post Closing Adjustments. Neither the Company nor any Company Sub will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

3.10.10      Certain Distributions. Neither the Company nor any Company Sub has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

3.11.   Employee Benefit Plans.

3.11.1.    List of Plans. Schedule 3.11.1 hereto contains a correct and complete list of each “employee benefit plan”, as defined in Section 3(3) of ERISA, and each other employment, consulting, bonus or other incentive compensation, cafeteria benefit (Section 125 of the Code), severance, deferred compensation, change in control, retention, stock option, stock purchase, restricted stock plan or agreement mat is currently, or has been at any time in the five prior calendar years, maintained, administered, contributed to or required to be contributed to by the Company or any Company Sub (collectively, the “Company Plans”). The Company has delivered to Buyer (i) accurate and complete copies of all Company Plan documents and all other material documents relating thereto, including (if applicable) all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instruments, and summary plan descriptions relating to said Company Plans, (ii) accurate and complete copies of the most recent financial statements with respect to all Company Plans for which financial statements are required or have been prepared, and (iii) accurate and complete copies of all annual reports and summary annual reports for all Company Plans (for which annual reports are required) prepared for the three most recent plan years. Neither the Company nor any Company

Sub has ever maintained or contributed to any “defined benefit plan” as defined in Section 3(35) of ERISA, any plan subject to Title IV of ERISA or Section 412 of the Code, or to any collectively bargained (“multiemployer”) plan as defined in Section 3(37) of ERISA.

3.11.2.    ERISA. With respect to all the Company Plans, the Company, each Company Sub and each ERISA Affiliate of any of them are in material compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect, and have in all material respects performed all obligations required to be performed by them. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Company Plans have been timely filed or delivered. Neither the Company, nor any Company Sub, nor any ERISA Affiliate of any of them, nor any of their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the Company Plans, has engaged in or been a party to any “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA.

3.11.3.    Plan Determinations. Each Company Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code; copies of all determination letters have been delivered to the Company; and nothing has occurred since the date of such determination letters which is likely to cause the loss of such qualification or exemption, or result in the imposition of any excise tax or income tax on unrelated business income under the Code or ERISA with respect to any Company Plan.

3.11.4.    Funding.

(a)           All contributions, premiums or other payments due or required to be made under any Company Plan prior to the date hereof have been made as of the date hereof or, if required by GAAP, are properly reflected on the Company’s financial statements;

(b)          there are no pending or, to the Knowledge of the Company, threatened actions, liens, suits, proceedings relating to any Company Plan other than routine claims by persons entitled to benefits thereunder, nor is any Company Plan the subject of any pending (or, to the Knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service or Department of Labor;

(c)           no event has occurred, and there exists no condition or set of circumstances, which presents a material risk of a partial termination (within the meaning of Section 41l(d)(3) of the Code) of any Company Plan; and

(d)          with respect to any Company Plan that is qualified under Section 401(k) of the Code, individually and in the aggregate, no event has occurred, and to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any liability that is reasonably likely to have a Company Material Adverse Effect (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law. All employee contributions, including elective deferrals, to the Company’s 401(k) plan have been segregated from Company’s general assets and deposited into the trust established pursuant to the 401(k) plan in a timely manner in accordance with the “plan asset” regulations of the Department of Labor.

3.11.5.    Welfare Plans. With respect to any Company Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA (a “Welfare Plan”), (i) each Welfare Plan for which contributions are claimed by the Company as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) any Company Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) has complied with all of the applicable material requirements of COBRA, the Family Medical Leave Act of 1993, the Health Insurance and Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1996, the Newborns’ and Mothers, Health Protection Act of 1996, or any similar provisions of state law applicable to employees of the Company or any Company Sub or any ERISA Affiliate of any of them. None of the Company Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither the Company or any Company Sub or any ERISA Affiliate of any of them has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute. No Company Plan or employment agreement provides health benefits that are not insured through an insurance contract. Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof.

3.11.6     Effect of Transaction. Except as specifically set forth in Schedule 3.11.6. no employee or former employee of the Company or any Company Sub will become entitled to any material bonus, severance or similar benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement, and there is no contract, plan or arrangement covering any employee or former employee of the Company or any Company Sub that, individually or collectively, could reasonably be expected to give rise to a payment that would not be deductible to the Buyer, the Company or any Company Sub by reason of Sections 280G of the Code.

3.11.7     Foreign Employee Benefit Plans. Schedule 3.11.7 hereto lists each material non-governmental plan maintained, or contributed to, by or on behalf of any Company Sub applicable to employees of a business located outside of the United States (a “Foreign Retirement Plan”) and each non-governmental welfare benefit plan maintained or contributed to by or on behalf of any Company Sub applicable to employees of a business located outside of the United States (a “Foreign Welfare Plan”). Except as set forth in Schedule 3.11.7, each such Foreign Retirement Plan and Foreign Welfare Plan (collectively, the “Foreign Plans”) has been administered, in all material respects, in compliance with its terms and the requirements of all applicable Laws and Regulations, and all required contributions to each Foreign Plan have been made. Except as set forth in Schedule 3.11.7, there are no inquiries or investigations by any foreign governmental body, and no termination proceedings against any Foreign Plan or the assets thereof that would have a Company Material Adverse Effect. Except as set forth in Schedule 3.11.7, there are no actions, suits or claims (other than routine benefit claims by persons entitled to benefits thereunder) pending or, the Company’s Knowledge, threatened against any Foreign Plan or the assets thereof which would have a Company Material Adverse

Effect.  Except as set forth in Schedule 3.11.7, there are no material unfunded obligations under any Foreign Plan providing benefits after termination of employment to any employee or former employee.

3.12.   Employment-Related

3.12.1.    Labor and Employee Relations. Neither Company nor any Company Sub is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company or Company Sub. There is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or threatened against or otherwise affecting the Company or any Company Sub, and neither the Company nor any Company Sub has experienced the same since its inception. The Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time from or after its inception, nor has the Company planned or announced any such action or program for the future with respect to which the Company has any liability. No person has asserted any claim, or to the Knowledge of the Company, threatened to assert any claim against the Company or any Company Sub relating to the termination of any employee of the Company or any Company Sub. All salaries, wages, vacation pay, bonuses, commissions and other compensation payable by the Company or any Company Sub to the employees of the Company or any Company Sub before the date hereof have been paid or accrued in all respects as of the date hereof.

3.12.2.    Employee and Contractor List. The Company has heretofore delivered to Buyer a list (the “Employee and Contractor List”) containing the name of each employee of the Company and each Company Sub, each employee of Zensar Technologies Ltd. contracted to the Company or any Company Sub, and each contractor of the Company and each Company Sub, and each such person or entity’s position and annual salary or compensation. The Employee and Contractor List is correct and complete as of the date of the Employee and Contractor List, and is correct and complete as of the date hereof, except for changes since that date that are not material in the aggregate or individually. No third party has asserted any claim, or, to the Knowledge of the Company, has any reasonable basis to assert any valid claim, against the Company or any Company Sub that either the continued employment by, or association with, the Company or such Company Sub of any of the present officers or employees of, or contractors to, the Company or such Company Sub contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information. To the Knowledge of the Company, none of the employees or contractors of the Company listed on the Employee and Contractor List intends to terminate his or her employment or contracting relationship with the Company after the Closing.

3.13.   Environmental.

3.13.1.    Environmental Laws. The Company and each Company Sub are in compliance in all material respects with all applicable Environmental Laws. Neither Company nor any Company Sub has received any written communication that alleges that the Company or any Company Sub is not in compliance with all applicable Environmental Laws in effect on the date hereof. To the Knowledge of the Company, there are no circumstances that may prevent, and there are no circumstances specific to the Company or any Company Sub that may interfere

Changes made pursuant to e-mail dated October 10, 2004

with, compliance by the Company or any Company Sub in the future with all applicable Environmental Laws. All Permits and other governmental authorizations currently held by the Company or any Company Sub pursuant to the Environmental Laws are in full force and effect, the Company is in compliance in all material respects with all of the terms of such Permits and authorizations, and no other Permits or authorizations are required by the Company or any Company Sub for the conduct of its business as of the date hereof. The management, handling, storage, transportation, treatment, and disposal by the Company and each Company Sub of all Materials of Environmental Concern has been in compliance in all material respects with all applicable Environmental Laws.

3.13.2.    Environmental Claims. There is no Environmental Claim pending or, to the Knowledge of the Company, threatened in writing against or involving the Company or any Company Sub or, to the Knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any Company Sub has or may have retained or assumed either contractually or by operation of law.

3.13.3     No Basis for Claims. To the Knowledge of the Company, there are no past or present actions or activities by the Company or any Company Sub, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material Environmental Concern, that could reasonably form the basis of any Environmental Claim against any other person or entity whose liability for any Environmental Claim the Company or any Company Sub may have retained or assumed either contractually or by operation of law.

3.14.          No Broker’s or Finder’s Fees. Except for the fees payable to Avendus Advisors Pvt Ltd, whose fees are set forth in Section 13.6(iv), the Company has not paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

3.15.          Assets Other Than Real Property.

3.15.1.    Title. The Company and each Company Sub has good and marketable title to all of the tangible assets shown on the Company Balance Sheet, in each case, free and clear of any mortgage, pledge, lien, claim, charge, security interest, lease or other encumbrance (collectively, “Encumbrances”), except for (a) assets which have been disposed of to nonaffiliated third parties since the date of the Company Balance Sheet in the ordinary course of business, (b) liabilities, obligations and Encumbrances reflected in the Company Balance Sheet or otherwise in the Company Financial Statements, (c) Permitted Encumbrances, and (d) liabilities, obligations and Encumbrances set forth on Schedule 3.15.1 hereto.

3.15.2.    Condition. Except as set forth on Schedule 3.15.2, all receivables shown on the Company Balance Sheet and all receivables accrued by the Company since the date of the Company Balance Sheet, have been recorded in accordance with GAAP and, to the Knowledge of the Company, are collected or are collectible in the aggregate amount shown, less any allowances for doubtful accounts reflected therein, and there are no disputes related thereto. All material plant, equipment and personal property owned by the Company or any Company Sub and regularly used in its business is in good operating condition and repair, ordinary wear and tear excepted.

3.16.    Real Property.

3.16.1.    Company Real Property. Neither Company nor any Company Sub owns any real property.

3.16.2.    Company Leases. Schedule 3.16.2 hereto lists all of the Company Leases. Complete copies of the Company Leases, and all material amendments thereto (which are identified on Schedule 3.16.2), have previously been delivered by the Company to Buyer. The Company Leases grant leasehold estates free and clear of all Encumbrances, except Permitted Encumbrances. The Company Leases are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms. Except as set forth on Schedule 3.16.2, none of the Company Leases has been amended since the date of delivery of a copy thereof to Buyer. Neither the Company, nor any Company Sub nor, to the Knowledge of the Company, any other party to a Company Lease, has committed a material breach or default under any Company Lease, nor, to the Knowledge of the Company, has these occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default, nor are there any facts or circumstances, to the Knowledge of the Company, that would reasonably indicate that the Company or any Company Sub is likely to be in material breach or default thereunder. Schedule 3.16.2 correctly identifies each Company Lease that requires the consent of any third party in connection with the transactions contemplated hereby. No material construction, alteration or other leasehold improvement work . with respect to the real property covered by any of the Company Leases remains to be paid for or to be performed by the Company or any Company Sub.

3.16.3     Condition. All buildings, structures and fixtures, or parts thereof, used by the Company or any Company Sub in the conduct of its business are in good operating condition and repair, ordinary wear and tear excepted, and are insured with coverages that are usual and customary for similar properties and similar businesses or are required, pursuant to the terms of the Company Leases, to be insured by third parties.

3.17.    Intellectual Property.

3.17.1.    Right to Intellectual Property. The Company and each Company Sub owns, or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, domain names, service marks, copyrights, and any applications for the foregoing, maskworks, net lists, schematics, technology, know-how, trade secrets, algorithms, concepts, processes, methods, data, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used in its business as currently conducted by the Company or such Company Sub or as currently proposed by the Company to be conducted (the “Company Proprietary Rights”), free and clear (in the case of Company Proprietary Rights owned by the Company or any Company Sub) of any and all Encumbrances. To the Company’s Knowledge, there is no reason why the Company or each Company Sub will not be able to continue to own or have legally enforceable rights to use all Company Proprietary Rights used in its business as currently conducted and as currently proposed by the Company to be conducted, without any infringement or conflict with the rights of others. Except as set forth in Schedule 3.17.1 hereto, all of the Company’s and Company Sub’s rights in and to the Company Proprietary Rights (excluding Commercial Software), including (if applicable) the right to create derivatives, are freely assignable in the name of the Company or the applicable Company Sub and the Company or the applicable Company Sub, as the case may be, is under no obligation to obtain any approval or consent for use of any of the Company Proprietary Rights.

3.17.2.    List of Company Proprietary Rights. Set forth on Schedule 3.17.2 is a complete list of all patents, trademarks, trade names, domain names, service marks, registered copyrights, and any applications therefor, and computer software programs (excluding Commercial Software) included in the Company Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Company Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

3.17.3.    Status of Rights. The Company and each Company Sub has at all times diligently maintained and protected the Company Proprietary Rights owned by it and diligently maintained and protected the confidentiality of its trade secrets, pending patent applications, know-how and other confidential Company Proprietary Rights, and there have been no acts or omissions by the Company or any Company Sub, the result of which would be to compromise or impair the ability of the Company or such Company Sub to apply for or enforce appropriate legal protection of the Company Proprietary Rights owned by the Company or such Company Sub, whether pursuant to the doctrines of laches, waiver, estoppel, or other doctrine, means or legal theory that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.17.4.    No Conflict. To the Knowledge of the Company, the Company and each Company Sub has conducted its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property rights of others, in each case that would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, neither Company nor any Company Sub is or has been in violation of any licenses, sublicenses and other agreements to which the Company or such Company Sub is a party and pursuant to which the Company or such Company Sub is authorized to exercise any rights with respect to any Company Proprietary Rights owned by any Person, except for any such violations which have been remedied by the Company or such Company Sub without any liability of the Company or any Company Sub or which has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Sub has received written notice of any actual, alleged, possible or potential infringement of intellectual property owned or used by any other Person. To the Knowledge of the Company, no Person is infringing, and no proprietary right owned or used by any other Person infringes or conflicts with, any Company Proprietary Right owned by the Company or any Company Sub.

3.17.5.    Old Employee Agreements. Each employee, officer, contractor (in the case of contractors under direct agreement with the Company or a Company Sub), or third-party provider of contracting services (in the case of contractors working for the Company or a Company Sub under an arrangement with a third party) of either the Company or any Company Sub has executed an agreement in substantially the form attached hereto as Schedule 3.17.5 providing the Company or such Company Sub with title and ownership to the Company Proprietary Rights developed or used by the Company or such Company Sub in its business and agreeing to maintain the confidentiality of the Company Proprietary Rights and the Company’s or such Company Sub’s other confidential information. The Company has informed each employee of the Company and the Company Sub that such confidentiality agreement will be superseded at Closing by the agreement signed by such employee pursuant to either Section 3.26 or Section 6.4. To the Knowledge of the Company, no such employee, officer, contractor or third party is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer, contractor or third party with the Company or such Company Sub.

3.18.        Agreements, Contracts and Commitments.

3.18.1.    Company Agreements. The contracts, leases, instruments, licenses and other agreements or documents set forth on Schedule 3.18.1 (“Company Contracts”) collectively constitute all of the contracts reasonably necessary to enable the Company and each Company Sub to conduct its business substantially in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted. The Company has provided to Buyer true, correct and complete copies of all Company Contracts. Except as set forth on Schedule 3.18.1 hereto, neither the Company nor any Company Sub is a party to:

(a)           any employment agreement or offer letter, including amendments thereto, with any present employee, officer, director or contractor (or former employees, officers, directors and contractors to the extent there remain at the date hereof obligations to be performed by the Company or such Company Sub), other than employment agreements or offer letters, all of the terms of which are being superseded by either a Key Employee Agreement (A), Key Employee Agreement (B) or Employee Agreement, as described in Sections 3.26 and 6.4;

(b)          any agreement for personal services or employment with a term of service or employment specified in the agreement in which the Company or such Company Sub has agreed on the termination of such agreement to make any payments greater than those that would otherwise be imposed by law;

(c)           any agreement of guarantee of the obligations of others;

(d)          any agreement or commitment containing a covenant limiting or purporting to limit the freedom of the Company or such Company Sub to compete with any person in any geographic area or to engage in any line of business;

(e)           any joint venture or profit-sharing agreement;

(f)           except for trade indebtedness incurred in the ordinary course of business and reflected on the Company Balance Sheet, any loan or credit agreements providing for the extension of credit to the Company or such Company Sub or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, lease, guarantee, or otherwise in excess of $25,000 or more in the aggregate;

(g)          any license or royalty agreement (other than (A) with respect to Commercial Software or (B) End-User Licenses granted by the Company or a Company Sub as licensor);

(h)          any distribution, VAR or OEM agreement (Schedule 3.18.1 lists any exclusivity provisions contained in any such agreements);

(i)            any agreement or arrangement with any third party to develop any intellectual property or other asset expected to be used or currently used or useful in the Company’s or any Company Sub’s business;

(j)            any agreement or arrangement for the Company or any Company Sub to develop any intellectual property or other asset for any third party;

(k)           any agreement or arrangement providing for the payment of any commission based on sales;

(1)           any agreements for the sale or license by or to the Company or any Company Sub of materials, products, Commercial Software, services or supplies that involves future payments by or to the Company or such Company Sub of more than $100,000 in the aggregate;

(m)          any agreement for the purchase or license by or to the Company or any Company Sub of any materials, equipment, products, Commercial Software, services, or supplies, that either (i) involves a binding commitment by the Company or any Company Sub to make future payments in excess of $100,000 in the aggregate and cannot be terminated by the Company or any Company Sub without penalty upon less than three months’ notice or (ii) was not entered into in the ordinary course of business;

(n)          any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by the Company or any Company Sub that involves future payments by it of more than $100,000 in the aggregate;

(o)          any agreement or commitment to which present or former stockholders, directors or officers (or their Affiliates or members of their immediate families) or Affiliates (or directors or officers of an Affiliate) are also parties (including any loans by the Company to any stockholders, directors or officers (or their Affiliates or members of their immediate families));

(p)          any agreement not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by the Company or any Company Sub of more than $100,000 in the aggregate, other than the Company Leases; or

(q)          any agreement not described above that was not made in the ordinary course of business and that is material to the financial condition, business, operations, assets, results of operations or prospects of the Company or any Company Sub.

3.18.2. Validity. Except as set forth on Schedule 3.18.2, the Company Contracts are valid and in full force and effect and neither Company nor any Company Sub has committed any material breach or default under the terms of any Company Contract, and, to the Knowledge of the Company, (i) no other party thereto has committed any material breach of or default under the terms of any Company Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, or (C) give any Person the right to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Contract; and (iii) neither Company nor any Company Sub has waived any of its rights under any Company Contract. Schedule 3.18.2 identifies each agreement and other document set forth on Schedule 3.18.1 or disclosed by the Company on another Schedule hereto that requires the consent of a third party in connection with the transactions contemplated hereby.

3.18.3. Performance. To the Knowledge of the Company, the performance of any Company Contracts will not result in any violation of or failure to comply with any legal requirements.

3.18.4 Renegotiation. No Person has requested to renegotiate, is renegotiating, or has the right to renegotiate, any amount paid or payable to or by the Company under any Company Contract or any term of provision of any Company Contract.

3.19.   Insurance Contracts. Schedule 3.19 hereto lists all contracts of insurance and indemnity (not shown on any other Schedule to this Agreement) in force at the date hereof with respect to the Company or any Company Sub. Such contracts of insurance and indemnity and those shown in other Schedules to this Agreement (collectively, the “Company Insurance Contracts”) insure against such risks, and are in such amounts, as are reasonable and appropriate considering the Company, each Company Sub and each of their respective property, business and operations. All of the Company Insurance Contracts are in full force and effect, with no default thereunder by the Company or any Company Sub which would permit the insurer to deny payment of claims thereunder. Except as set forth on Schedule 3.19, the execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will not cause the Company or any Company Sub to be in violation or default under any Company Insurance Contracts, nor entitle any other party thereto to terminate or modify a Company Insurance Contract. Neither Company nor any Company Sub has received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under the Company Insurance Contracts will not be available in the future on substantially the same terms as now in effect. Neither Company nor any Company Sub has received or given a notice of cancellation with respect to any of the Company Insurance Contracts.

3.20.   Banking Relationships. Schedule 3.20 hereto shows the names and locations of all banks and trust companies in which the Company or any Company Sub has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all persons authorized to draw thereon or to have access thereto.

3.21.   Suppliers, Distributors and Customers.

3.21.1 Relationships. The relationships of the Company and each Company Sub with its customers, distributors and suppliers are satisfactory commercial working relationships. Since the date of the Company Balance Sheet, no customer, distributor or material supplier of the Company or any Company Sub has terminated, cancelled, curtailed or otherwise materially modified its relationship with the Company or any Company Sub in a manner adverse to the Company or any Company Sub and, to the Knowledge of the Company, no customer, distributor or material supplier of the Company or any Company Sub has any specific intention to do so.

3.21.2 Customer Revenues. Schedule 3.21.2 accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for more than $100,000 of the gross revenues of the Company during the fiscal year ended June 30, 2004 and the month ended August 31, 2004. Neither the Company, nor any Company Sub, nor any Stockholder, nor any Employee has received any written notice, or, to the knowledge of the Company any verbal notice with respect to any of the Company’s top 5 customers over such period (by gross revenue), indicating that any customer or other Person identified on Schedule 3.21.2 either intends to cease dealing with the Company or any Company Sub or will reduce the volume of business transacted by such Person with the Company or any Company Sub below the average revenue attributable to such Person for the three month period ending August 31, 2004 as set forth on Schedule 3.21.2.

3.22.   Sale of Products; Performance of Services. Excepts set forth on Schedule 3.22, to the Knowledge of the Company, no customer or other Person has ever asserted or threatened to assert any material claim against the Company or any Company Sub(i) under or based upon any warranty provided by or on behalf of the Company or any Company Sub, or (ii) under or based upon any other warranty relating to any services performed, or product sold, by the Company or any Company Sub. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim that would have a Company Material Adverse Effect.

3.23.   Acquired Business. Upon consummation of the Closing, the Buyer, through the stock purchase, will acquire the entire assets of the Company and each Company Sub immediately prior to the Closing, and the Buyer will then own and have the right to use all tangible and intangible assets and properties necessary for the normal continued conduct of the business of the Company and each Company Sub as now conducted by it and as proposed by the Company to be conducted.

3.24.   Accounting System. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.25.   Working Capital. Except as set forth in the list of transactions previously delivered by the Company to and accepted by Buyer (the “Excluded Transactions Schedule”), and except to the extent such items result in an adjustment to the Purchase Price due to a shortfall in Working Capital pursuant to Section 2.2.4, since June 30, 2004, the Company has not engaged in any transactions with respect to the management of its Working Capital outside the ordinary course of business. Any change in the amount of the Company’s Working Capital as of the date hereof compared to the Company’s Working Capital as of June 30, 2004 is consistent with normal monthly fluctuations in Working Capital.

3.26        Key Employee Agreements. Each of the employees of the Company listed on Schedule 3.26(a) has entered into a key employee agreement in the form attached hereto as Exhibit B (the “Key Employee Agreement (A)”), and each of the employees of the Company listed on Schedule 3.26(b) has entered into a key employee agreement in the form attached hereto as Exhibit C (the “Key Employee Agreement (B)”). Each of such agreements remains in full force and effect and no amendments or supplements have been created for any such agreements.

3.27         Certain Agreements. The Company has entered into agreements providing for (i) the termination of the Business Development Agreement, dated April 7, 2003, between the Company and Quadrille Data Limited, in exchange for the payment of $350,000 by the Company to Quadrille Data Limited (the “Quadrille Termination”), (ii) the amendment of the agreement by and among the Company, Like Minds LLC, Nikhil Khosla, Socka Suppiah and Arvind Kapur dated August 1, 2004, to provide for, upon the exercise of the buy-out option by the Company, a fixed payment of $6,800,000 payable contemporaneously with the Closing (the “Like Minds Amendment”), (iii) waiver and notice to SBC Services, Inc. (the “SBC Waiver”), (iv) payments and releases under the Advisory Agreements referenced in Section 1.3.6(vi), and (v) releases under an Agreement and Waiver with Sanbar Development Corporation, Ltd.,Sanbar Development Corporation, S.A. and Ramzi Sanbar (the “Sanbar Waiver”). Upon payment of the amounts set forth above, the Company will have no liabilities or obligations with respect to any of Quadrille Data Limited, Like Minds LLC, Nikhil Khosla, Socka Suppiah, Arvind Kapur,  Sanbar Development Corporation, Ltd., Sanbar Development Corporation, S.A.,Ramzi Sanbar or any of the individuals listed on Schedule 1.3.6.(vi). In addition, Webspace Consulting Inc. has entered into a Stock Transfer Agreement with Patni Computer Systems Limited, an Indian company and parent of Buyer (“Parent”), providing for the transfer of two non-voting nominee shares of Cymbal Information Services Private Limited (the “Stock Transfer Agreement”). Copies of the executed Quadrille Termination, Like Minds Amendment, SBC Waiver, Advisor Agreements, Sanbar Waiver and Stock Transfer Agreement are attached to this Agreement as Schedule 3.27. The Quadrille Termination, Like Minds Amendment, SBC Waiver, Advisory Agreements, Sanbar Waiver and Stock Transfer Agreement remain in full force and effect, and have not been modified or amended in any way. The Company has also exercised its option I purchase under Article 8 of its Agreement with Zensar Technologies Ltd. dated April 16, 2004, as amended by an Amendment to the Agreement dated May 13, 2004 (the “Zensar Option”).

3.28.        Full Disclosure.  Neither this Agreement nor any written statement, report or other document furnished or to be furnished by the Company pursuant to this Agreement or ii connection with the transactions contemplated hereby contains, or will contain, any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not false or misleading. There is no fact known to the Company which has not been disclosed to Buyer in writing that materially adversely affects, or so far as Company can foresee will materially adversely affect, (a) the ability of the Company to perform this Agreement and carry out the transactions contemplated hereby or (b) the financial condition business, operations, assets, properties, results of operations or prospects of the Company or Company Sub.

Article 4
SEVERAL REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Stockholders, severally and not jointly, represent and warrants as follows:

4.1.          Authority.  Such Stockholder has the power to enter into this Agreement and the other agreements contemplated hereby to be signed by such Stockholder and to consummate the transactions contemplated hereby and thereby. Such Stockholder has good and marketable title to the shares of Company Common Stock set forth opposite such Stockholder’s name on Schedule 3.2.1, free and clear of all Encumbrances. At the Closing, such Stockholder will deliver the shares of Company Common Stock owned by such Stockholder free and clear of all Encumbrances other than Encumbrances resulting from this Agreement. This Agreement and the other agreements contemplated hereby to be signed by such Stockholder have been duly executed and delivered by such Stockholder, and constitute the valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether the enforcement is considered in a proceeding in equity or at law).

4.2.          No Conflict.  Neither the execution and delivery of this Agreement by such Stockholder and the other agreements contemplated hereby to be signed by such Stockholder, nor the performance by such Stockholder of such Stockholder’s obligations hereunder or thereunder, nor the consummation by such Stockholder of the transactions contemplated hereby or thereby will with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s assets or properties is bound or which is applicable to such Stockholder or any of such Stockholder’s assets or properties.

4.3.          No Broker’s or Finder’s Fees. Except for the fees payable to Avendus Advisors Pvt Ltd, whose fees are set forth in Section 1.3.6(iv), such Stockholder has not paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Company and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes all of the representations and warranties to the Company and the Stockholders as follows:

5.1.          Corporate Status of Buyer.  Buyer is a company duly organized, validly existing and in good standing under the laws of India and has all requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted.

5.2.          Authority for Agreement; Noncontravention.

5.2.1.       Authority.  Buyer has the corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Buyer pursuant to this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). On or before the Closing Date, the other agreements contemplated hereby to be executed and delivered by Buyer on or before the Closing Date will have been executed and delivered by Buyer, and, upon such execution and delivery, will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the qualifications that enforcement of the rights and remedies created thereby are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

5.2.2.       No Conflict.  Neither the execution and delivery by Buyer of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the performance by Buyer of its obligations hereunder, nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in a breach of any provision of the charter or by-laws or other organizational documents of Buyer, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule, regulation, contract, or other agreement to which Buyer is a party or by which either of them or any of their respective assets or properties is bound or which is applicable to either of them or any of their assets or properties.

5.3.          Consents and Approvals.

(a)           Except for any filing required under the Hart-Scott-Rodino Act, any filing required with an Authorized Dealer of the Reserve Bank of India and except as set forth on Schedule 5.3, the execution, delivery and performance of this Agreement by Buyer will not, as of the Closing Date, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

(b)           To the Knowledge of Buyer, except (i) as set forth on Schedule 5.3. (ii) for any filing required under the Hart-Scott-Rodino Act or any filing required with an Authorized Dealer of the Reserve Bank of India, and (iii) the consent of the board of directors of each of Buyer and Parent, the execution, delivery and performance of this Agreement by Buyer will not, as of the Closing Date, require any third party consents, approvals, authorizations or actions, except where failure to obtain such consents, approvals, authorizations or actions would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

5.4.          Litigation.  There is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to Buyer’s Knowledge, threatened in writing, against Buyer, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined (a) would delay, hinder or prevent the consummation of the transactions contemplated by this Agreement by Buyer, or (b) would have in the aggregate a material adverse effect on the ability Buyer to perform its obligations under this Agreement.

5.5.          Brokers.  Except for the fees payable to Kotak Mahindra, Buyer has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with this Agreement or the transactions contemplated hereby.

5.6.          Investment Intent. Buyer is acquiring the Common Stock solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer is an “accredited investor” as such term is defined in Rule 501 under the Securities Act of 1933. Buyer acknowledges that the Common Stock to be acquired by Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and the securities laws of any applicable state or other jurisdiction or an exemption from such registration is available.

ARTICLE 6
ADDITIONAL AGREEMENTS

6.1.          Expenses.  The Buyer shall be responsible for its own costs and expenses in connection with this Agreement and the other agreements, documents and instruments contemplated hereby and the transactions contemplated hereby, including fees and disbursements of consultants, investment bankers and other financial advisors, brokers and finders, counsel and accountants. The Stockholders shall be responsible for the Company’s and their own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including fees and disbursements of consultants, investment bankers and other financial advisors, brokers and finders, counsel and accountants. Notwithstanding the foregoing, Buyer, on the one hand, and the Sellers, on the other hand, shall each pay one-half of the Hart-Scott-Rodino filing fee in connection with the Purchase and otherwise shall bear the respective costs incurred by them in connection with Hart-Scott-Rodino compliance.

6.2.          Public Disclosure. Each of Buyer, the Company and the Stockholders severally agrees that the terms of this Agreement and the other agreements, documents and instruments and the transactions contemplated hereby shall be kept confidential, and no written or public disclosures relating thereto shall be made without the prior written consent of the parties hereto (with the Stockholders Agent providing any such necessary consent), except for disclosures (a) to any of the parties’ investors, accountants, attorneys or representatives (b) required by law or applicable regulations (including, without limitation, any disclosures required by any stock exchanges), or (c) of the existence of the transactions contemplated hereby upon the consummation of such transactions pursuant to press releases and other press relation and investor relation activities approved by Buyer.

6.3.          Escrow Agreement. At the Closing, Buyer, the Stockholders Agent and the Escrow Agent shall enter into the Escrow Agreement with the Escrow Agent.

6.4.          Employee Agreements. Prior to the Closing, Parent or Buyer shall enter into an employee agreement in the form attached hereto as Exhibit D with the U.S. and Canadian employees listed on Schedule 6.4, an employee agreement in the form attached hereto as Exhibit E with the Indian and Thai employees listed on Schedule 6.4, and an employee agreement in the form attached hereto as Exhibit F with the U.K. employees listed on Schedule 6.4, (collectively, the “Employee Agreements”).

6.5.          Termination of Company Plans.  The Company and each Company Sub shall terminate all Company Plans by resolution adopted by the Board of Directors of the Company or such Company Sub prior to the date of the Closing, on terms acceptable to Buyer, and shall simultaneously amend each Company Plan to the extent necessary to comply with all applicable laws, including the so-called “GUST” and “EGTRRA” legislation, to the extent not previously amended. Said termination shall provide that all participants in each 401(k) plan of the Company and each Company Sub shall be fully vested in their account balances under said Plan. The Company or the applicable Company Sub shall further notify participants in each Company Plan of its termination prior to the Closing Date.

6.6.          Conduct of Business. Between the date of this Agreement and the Closing or the date, if any, on which this Purchase Agreement is earlier terminated pursuant to its terms, the Company and each Company Sub shall, except to the extent that Buyer shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (iii) pay or perform other material obligations when due subject to good faith disputes over such obligations, (iv) use all reasonable efforts consistent, with past practices and policies, to preserve its business, keep available the services of its present officers, contractors and employees and preserve its relationships with clients, suppliers and others having business relationships with it, to the end Company’s and each Company Sub’s goodwill will be unimpaired at the Closing, and (v) promptly notify Buyer of any event or occurrence not in the ordinary course of business which will have or could reasonably be expected to have a Company Material Adverse Effect. In addition, between the date of this Agreement and the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, neither Company nor any Company Sub shall, except as set forth on the Excluded Transactions Schedule and except to the extent that Buyer shall otherwise agree in writing:

(a) enter into any contract or commitment or take any other action that is not in the ordinary course of business or that, at the time such party enters into such contract or commitment or takes such action, may reasonably be expected to have an adverse impact on the transactions contemplated hereby;

(b) issue, sell, otherwise dispose of or reacquire any of its capital stock, or grant or reacquire any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) of any of its capital stock, or any securities convertible or exchangeable into any of its capital stock or otherwise changed its capital structure or stock ownership in any way;

(c) declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind) or redeem, purchase or otherwise acquire any of its capital stock;

(d) enter into any financial arrangement for the benefit of any of the Stockholders;

(e) sell, lease, transfer or assign any of its assets, tangible or intangible (other than in the ordinary course of business), the value of which exceeds $75,000 in the aggregate;

(f) increase the compensation of any its employees, contractors or agents or pay any special compensation or bonuses in excess of their existing employment agreements;

(g) make any capital expenditure in excess of $75,000 in the aggregate;

(h) enter into any contract or commitment or take any other action that is not in the ordinary course of its business or could reasonably be expected to have an adverse impact on the transactions contemplated hereunder or that would have or could reasonably be expected to have a Company Material Adverse Effect; or

(i) agree, whether in writing or otherwise, to take any action described in this Section 6.6.

6.7          No Solicitation. The Stockholders and the Company agree that, from the date hereof and until any termination of this Agreement, neither of the Stockholders, the Company, or any of its officers and directors shall, and the Stockholders and the Company will direct and use commercially reasonable efforts to cause each of their respective employees, representatives and Affiliates not to, initiate, solicit or encourage, directly or indirectly, the making or implementation of any proposal or offer with respect to any merger, acquisition, consolidation or similar transaction directly involving, or any direct purchase of all or any significant portion of the assets or any equity securities of, the Company or any Company Sub (any such proposal or offer being an “Acquisition Proposal”) or engage in any activities, discussions or negotiations concerning, or provide any confidential information regarding, the Company to, or have any discussions with, any Person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Stockholders and the Company shall: (i) immediately cease any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) notify Buyer immediately if any Acquisition Proposal is received by the Stockholders or the Company.

6.8        Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date, the amount of any Taxes for the taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”) shall be determined based upon an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass through entity in which the Company or any Company Sub holds a beneficial interest shall be deemed to terminate at such time).

6.9        Responsibility for Filing Tax Returns.  Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and each Company Sub that are filed after the Closing Date.

6.10      Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or the Company or any Company Sub, and any amounts credited against Tax to which Buyer or the Company or any Company Sub becomes entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date and are in excess of the amounts accrued on the Closing Balance Sheet shall be for the account of Stockholders, and Buyer shall pay over to the Stockholders Agent any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto.

6.11         Cooperation on Tax Matters.

(i)            Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.11 and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making themselves and their employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii)           Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)           Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043 and all Treasury Regulations promulgated thereunder.

6.12         Tax Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company or any Company Sub shall be terminated as of the Closing Date and, after the Closing Date, the Company and the Company Subs shall not be bound thereby or have any liability thereunder.

6.13         Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transaction contemplated by this Agreement shall be borne 50% by Buyer and 50% by the Stockholders.

6.14         Option Agreement. Prior to the Closing Date, the Company, Buyer and Neeraj Gupta shall enter into an option agreement granting the Company the right to sell to Mr. Gupta the equity shares of Visage Mobile, Inc. and Speedera Networks, Inc. currently owned by the Company, in the form attached hereto as Exhibit G (the “Option Agreement”).

6.15         Hart-Scott-Rodino. The Buyer and the Company each agree to file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the Hart-Scott-Rodino Act all requisite documents and notifications in connection with the transactions contemplated by this Agreement; and to coordinate and cooperate with each other in exchanging such information and providing such assistance as any of them may require to comply with the Hart-Scott-Rodino Act; and to use their respective best efforts to cause a termination of the applicable waiting periods, and overcome any objection made by either the Federal Trade Commission or Department of Justice to the consummation of the transactions contemplated by this Agreement.

ARTICLE 7
CONDITIONS PRECEDENT

7.1.          Conditions Precedent to the Obligations of Each Party.  The obligations of the parties hereto to effect the Purchase shall be subject to the fulfillment at or prior to the Closing of the following conditions:

7.1.1.       No Injunction.  No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Purchase or the other transactions contemplated hereby shall be in effect (each party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the Purchase or any of the other transactions contemplated hereby.

7.12.        Illegality.  There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state or federal government agency that would prohibit or materially restrict the consummation of the Purchase or the other transactions contemplated hereby.

7.1.3.     Governmental Permits and Approvals.  All permits and approvals from any Governmental Entity required for the lawful consummation of the Purchase and the other transactions contemplated hereby shall have been obtained, including without limitation, any filings or approvals required under the Hart-Scott-Rodino Act.

7.2.          Conditions Precedent to Obligation of Buyer to Effect the Purchase.  The obligation of Buyer to effect the Purchase shall be subject to the fulfillment (or waiver by Buyer) at or prior to the Closing of the following additional conditions:

7.2.1.       Representations and Warranties.  The representations and warranties of the Company and the Stockholders contained in this Agreement shall be true and correct in all material respects as of the Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made as of the Closing.

72.2.        Agreements and Covenants.  The Company and the Stockholders shall have performed in all material respects all of their agreements and covenants set forth herein that are required to be performed at or prior to the Closing.

7.2.3.       Legal Opinion.  Buyer shall have received an opinion from Stubbs Alderton & Markiles, LLP, counsel to the Company and the Stockholders, in the form attached as Exhibit H hereto.

7.2.4.       Closing Documents. The Company shall have delivered to Buyer such closing documents as Buyer shall reasonably request (other than additional opinions of counsel).

7.2.5.       Escrow Agreement. The Stockholders and the Escrow Agent shall have entered into the Escrow Agreement with Buyer as contemplated by Section 6.3 hereof

7.2.6.       New Employee Documents. An aggregate of at least 85% of the employees of the Company listed on Schedule 3.26(a), Schedule 3.26(b) and Schedule 6.4 shall have executed and delivered a Key Employee Agreement (A), Key Employee Agreement (B) or Employee Agreement, as applicable, as contemplated by Sections 3.26 and 6.4 hereof.

7.2.7.       Resignations.  Each officer and each member of the board of directors of the Company and each Company Sub shall have resigned as an officer or director of the Company, to the extent requested by Buyer, effective as of the Closing.

7.2.8.       Third Party Consents. All material third party consents or approvals listed in Schedule 3.18.2 shall have been obtained by the Company and shall be effective and shall not have been suspended, revoked, or stayed by action of any such third party.

7.2.9.       No Material Adverse Effect. Since the date of the Company Balance Sheet, the Company shall not have suffered a Company Material Adverse Effect.

7.2.10.     Employee Matters.  Buyer shall not have received, at or prior to Closing, any indication that any of the key employees of the Company identified on Schedule 3.26(a) or more than 5% of the key employees identified on Schedule 3.26(b) intend to terminate their employment with the Company after the Closing.

7.2.11.     Stock Option Plans. The Company and each Company Sub shall have terminated any stock plans that may exist (collectively, the “Plans”), and all options granted thereunder shall have been exercised or terminated prior to the Closing. in terminating each Plan, the Company shall have complied with all provisions of such Plan and applicable stock option grant agreements and shall have timely sent all notices to optionholders required by such Plan.

7.2.12.     Bank Accounts.  The Company shall have taken all actions to turn over its bank accounts to the authorized signatories of Buyer, to the extent requested by Buyer.

7.2.13.     Option Agreement.  Neeraj Gupta and the Company shall have entered into the Option Agreement with Buyer as contemplated by Section 6.14.

7.2.14.     Stock Transfer Agreement. Webspace Consulting Inc. shall have performed its obligations under the Stock Transfer Agreement.

7.2.15.     Zensar.  Each of the Company and Zensar Technologies Ltd. shall have executed and delivered the notice in the form attached hereto as Exhibit I.

7.2.16      Avendus Advisors. Each of the Company and Avendus Advisors Pvt Ltd shall have executed and delivered the Avendus Letter in the form attached hereto as Exhibit J (the “Avendus Letter”).

7.2.17      Transfer of Thai Nominee Shares.  Each holder of a nominee share of Cymbal Information Services (Thailand) Limited shall have executed and delivered to Buyer an instrument of transfer in the form attached hereto as Exhibit K.

7.3.          Conditions Precedent to Obligations of the Company and Stockholders.  The obligation of the Company and the Stockholders to effect the Purchase shall be subject to the fulfillment (or waiver by the Company) at or prior to the Closing of the following additional conditions:

7.3.1.       Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made as of the Closing.

7.3.2.       Agreements and Covenants. Buyer shall have performed in all material respects all of their agreements and covenants set forth in this Agreement that are required to be performed at or prior to the Closing.

7.3.3        Payment of Cash at Closing.  Buyer shall have paid the amount specified in Section 2.2.1 as provided in Section 2.2.1.

ARTICLE 8
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

8.1.          Agreement to Indemnify. Subject to the terms and conditions of this Article 8 (including, without limitation, the limitations of liability set forth in Section 8.3), the Stockholders agree (without any right of contribution from the Company or any right of indemnification against the Company), jointly and severally, to indemnify, defend and hold harmless Buyer and each of its directors, officers, agents and Affiliates (collectively, the “Buyer Group”) from and against any loss, liability, damage, cost or expense (including costs and reasonable attorneys’ fees and disbursements) suffered, incurred or paid by any member of the Buyer Group as a result of any breach of the representations, warranties, covenants and agreements of the Company, the Founders and the Stockholders contained in this Agreement or in any other agreement, certificate or other document delivered by the Company or any of the Stockholders pursuant hereto or arising from or relating to any of the items listed on Schedule 3.9, Schedule 3.10, Schedule 3.10.3 or Schedule 3.10.4 (collectively, “Buyer Claims”), provided, however, that in each case such representations and warranties shall be deemed to have been made without any qualifications of materiality or Company Material Adverse Effect. With respect to any member of the Buyer Group other than Buyer, the Company and the Stockholders knowledge and agree that Buyer is contracting on its own behalf and for such member and Buyer shall obtain and hold the rights and benefits provided for in this Section 8.1 in trust for and on behalf of such member.

8.2.          Survival of Representations.  All representations, warranties and covenants made by any party in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of two years and any investigation at any time made by or on behalf of any other party, subject to the following:

(a) the Stockholders shall be obligated to indemnify members of the Buyer Group for Buyer Claims only if Buyer has given the Stockholders Agent written notice of such Buyer Claim on or prior to the second anniversary of the Closing;

(b) notwithstanding anything to the contrary contained in the foregoing there shall be no time limit with respect to the obligations of the Stockholders to indemnify members of the Buyer Group from Buyer Claims arising out of or relating to (i) intentional or fraudulent misrepresentations or actions by the Company or any of the Stockholders, (ii) a breach of a covenant or agreement by the Company or any of the stockholders under this Agreement or (iii) a breach of the representations and warranties contained in Sections 3.1 through 3.5, 3.11 and 3.13 and Article 4; and

(c) notwithstanding anything to the contrary contained in subsection(a), the time limit with respect to the obligations of the Stockholders to indemnify members of the Buyer Group from Buyer Claims arising out of or relating to breaches of the representations and warranties contained in Section 3.10 (tax matters) or arising out of or relating to any of the items listed on Schedule 3.9, Schedule 3.10, Schedule 3.10.3 or Schedule 3.10.4 shall be the applicable statute of limitations.

8.3.          Satisfaction of Buyer Claims.  The obligations and liabilities of the Stockholders hereunder with respect to indemnification for Buyer Claims shall be subject to the following limitations:

(a) no defense, indemnification or obligation to hold any member of the Buyer Group harmless shall be requested to be made by the Stockholders hereunder unless the amount of Buyer Claims to which the Buyer Group is entitled to indemnification hereunder exceeds $250,000, in the aggregate, in which case the Stockholders’ indemnification obligations shall apply to the full amount of such Buyer Claims and all Buyer Claims thereafter, provided, however, that the limitations contained in this Section 8.3(a) shall not apply to Buyer Claims arising out of or relating to (i) intentional or fraudulent misrepresentations or actions by the Company or any of the Stockholders, (ii) a breach of a covenant or agreement by the Company or any of the Stockholders under this Agreement, (iii) a breach of the representations and warranties contained in Sections 3.1 through 3.5, 3.10, 3.11 and 3.13 and Article 4, or (iv) any of the items listed on Schedule 3.9, Schedule 3.10, Schedule 3.10.3 or Schedule 3.10.4;

(b) in seeking to collect the amount of any Buyer Claim, Buyer will seek to collect such amount by the return to Buyer of cash from the Escrow Account, to the extent available, and thereafter will only seek to collect the amount of such Buyer Claim from other assets of the Stockholders, or set off such amount against Stockholder Payments owed by Buyer to the Stockholders (which right of set off the Company and the Stockholders explicitly grant Buyer) if collection from cash in the Escrow Account is insufficient to satisfy the amount of such Buyer Claim;

(c) notwithstanding the provisions of Section 8.3(b), with respect to any Buyer Claims for which Buyer has given the Stockholders Agent written notice after the date which is eighteen (18) months after the Closing Date, Buyer’s recovery shall be limited to collecting such amount by the return to Buyer of cash from the Escrow Account, to the extent available, and thereafter only by way of set off of such amount against Stockholder Payments owed by Buyer to the Stockholders (which right of set off the Company and the Stockholders explicitly grant Buyer), or recovery of the amount of any Stockholder Payments already distributed to the Stockholders, if collection from cash in the Escrow Account is insufficient to satisfy the amount of such Buyer Claim, provided, however, that the limitations contained in this Section 8.3(c) shall not apply to Buyer Claims arising out of or relating to (i) intentional or fraudulent misrepresentations or actions by the Company or any of the Stockholders, (ii) a breach of a covenant or agreement by the Company or any of the Stockholders under this Agreement, (iii) a breach of the representations and warranties contained in Sections 3.1 through 3.5, 3.10, 3.11 and 3.13 and Article 4, or (iv) any of the items listed on Schedule 3.9, Schedule 3.10, Schedule 3.10.3 or Schedule 3.10.4; and

(d) subject to the Escrow Agreement, Buyer and the Stockholders acknowledge and agree that any distribution of cash from the Escrow Account to satisfy a Buyer Claim hereunder shall be done so as to reduce each Stockholder’s interest in the Escrow Account in a pro rata manner based on the Stockholders’ respective ownership interests in the Escrow Account as of the Closing.

Notwithstanding anything to the contrary contained in this Agreement, the maximum cumulative liability of any Stockholder under this Article 8 cannot exceed the portion of the Purchase Price received by such Stockholder under this Agreement, provided however, that the foregoing shall not limit the ability of Buyer to recover funds from the Escrow Account or to recover funds from the Stockholders by way of set off from the Stockholder Payments.

8.4.          Process of Indemnification for Buyer Claims.

8.4.1.       Recovery by Buyer. In seeking to collect the amount of any Buyer Claim that a member of the Buyer Group seeks to recover, Buyer shall first give the Stockholders Agent written notice of such Buyer Claim. Such notice of a Buyer Claim or potential Buyer Claim shall specify the amount of the Buyer Claim (or Buyer’s good faith estimate of the amount of the Buyer Claim if the amount is not yet determined), after giving effect to the limitations set form in this Article 8. The notice shall also provide a reasonably detailed summary of the basis for such Buyer Claim. The delay or failure of Buyer to provide notice hereunder shall not in any way limit Buyer’s indemnification rights hereunder except to the extent that the Stockholders shall have been materially adversely affected by such delay or failure and except that in any event such notice shall be made within the period provided in Section 8.2 hereof, if applicable. If the Stockholders Agent does not dispute the basis or amount of any Buyer Claim within 30 days of receiving written notice thereof, Buyer shall have the right promptly to recover indemnity as and to the extent provided herein. If the Stockholders Agent disagrees with the basis of the Buyer Claim or the amount of damages caused thereby, then within 30 days of receiving written notice thereof, the Stockholders Agent shall give notice to Buyer of such disagreement and, in that case, Buyer shall have no right to recover indemnity hereunder until such time, if at all, as (a) a court of competent jurisdiction issues a final, non-appealable order specifying the amount of Buyer’s recovery, in which case Buyer shall have the right promptly to recover the amount so specified (subject to the limitations contained in this Article 8) or (b) Buyer and the Stockholders Agent, as applicable, agree in writing to the amount of Buyer’s recovery, in which case Buyer shall have the right promptly to recover the amount so agreed (subject to the limitations contained in this Article 8).

8.4.2.       Third-Party Buyer Claims. Buyer agrees to notify the Stockholders Agent of any Buyer Claims asserted by third parties that, in the opinion of Buyer, are reasonably likely to give rise to indemnification hereunder (“Third-Party Buyer Claims”). The Stockholders Agent may (i) participate in the defense of any Third-Party Buyer Claim or (ii) upon written notice thereof to Buyer, assume the defense of any Third-Party Buyer Claim, with counsel reasonably satisfactory to Buyer; provided that the Stockholders Agent may not assume such defense if there exists a conflict of interest between the positions of Buyer and the Stockholders with respect to such Third-Party Buyer Claim or such Third-Party Buyer Claim seeks equitable relief against a member of the Buyer Group. Buyer agrees that it will not settle any Third-Party Buyer Claims without the consent of the Stockholders Agent, which consent shall not be unreasonably withheld or delayed. Buyer further agrees that if the Stockholders Agent wishes to enter into a settlement with respect to a Third-Party Buyer Claim on terms reasonably acceptable to Buyer, Buyer will cooperate in such settlement, provided that such settlement includes, as an unconditional term thereof, the giving by the third party to Buyer of a release from all liability in respect of such Third-Party Buyer Claim.

8.5           Exclusive Remedy. The rights of the Buyer under this Article 8 and the Escrow Agreement shall be the exclusive remedy of the Buyer with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

ARTICLE 9
MISCELLANEOUS

9.1.          Amendments, Supplements and Termination.  This Agreement, including the Schedules delivered pursuant to this Agreement or attached to this Agreement, may not be amended, modified, supplemented or terminated by the parties hereto in any manner, except after the Closing, by an instrument in writing signed by Buyer and the Stockholders Agent. Notwithstanding the foregoing, this Agreement may be terminated at any time prior to the Closing by either the Stockholders Agent or Buyer if the Closing shall not have occurred within sixty (60) days of the date hereof for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1 shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

9.2.          Waiver.  The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

9.3.          Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

9.4.          Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

Buyer:

Patni Computer Systems, Inc.
1 Broadway
15th Floor

Cambridge, MA 02142
Attn: President

With copies to:

John G. Ganick, Esq.
Vacovec, Mayotte & Singer LLP
225 Washington Street, Suite 340
Newton, Massachusetts 02459
Facsimile: (617) 969-2002

and

John D. Patterson, Jr., Esq.
Foley Hoag LLP
Seaport World Trade Center West
155 Seaport Boulevard
Boston, Massachusetts 02210
Facsimile: (617) 832-7000

To the Company:

Cymbal Corporation
39141 Civic Center Drive
Fremont, CA 94538
Attn: President
Facsimile: (510) 494-2051

With a copy to:

Scott Alderton, Esq.
Stubbs Alderton & Markiles, LLP
15821 Ventura Boulevard, Suite 525
Encino, California 91436
Facsimile: (818) 444-4520

To the Stockholders Agent:

Neeraj Gupta
c/o Cymbal Corporation
39141 Civic Center Drive
Fremont, CA 94538
Facsimile: (510) 494-2051

9.5.          Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Each party hereto acknowledges that, in entering into this Agreement and completing the transactions contemplated hereby, such party is not relying on any representation, warranty, covenant or agreement not expressly stated in this Agreement or in the agreements, certificates and other documents among or between the parties contemplated by or referred to herein.

9.6.          Third Party Beneficiaries. Except as expressly provided in this Agreement, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

9.7.          Legal Action or Proceeding.  Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement shall be brought solely and exclusively in the federal or state courts of the Commonwealth of Massachusetts and, by execution and delivery of this Agreement, parties each hereby accept, generally and unconditionally, the sole and exclusive jurisdiction of the aforesaid courts and appellate courts thereof. The parties irrevocably consent to venue in and service of process from aforementioned courts.

9.8.          Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

9.9.          Remedies.  It is specifically understood and agreed that any breach of the provisions of this Agreement or any other agreement executed and delivered pursuant to this Agreement by any party hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law).

9.10.        Binding Effect; Assignability.  This Agreement shall be binding upon and [ILLEGIBLE] to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended to confer upon any person other than the parties hereto and members of the Buyer Group (and such parties’ and members’ respective successors and assigns) any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Agreement nor any of the rights and obligations of the parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all parties hereto.

9.11.        Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

9.12.        Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

* * * * *

IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed as an agreement under seal as of the date first above written.

Patni Computer Systems, Inc.

By:	/s/ [ILLEGIBLE]
Title: President

Cymbal Corporation

By:	/s/ Neeraj Gupta
Title: President

Stockholders

Amitabh Nagpal

1993 Edmund Pickell Ang and Lorna
Garcia Ang Revocable Trust

By:
Name:
Title:

/s/ Neeraj Gupta
Neeraj Gupta

Samvit Raina as custodian for Nikita Raina

Praveen Arora

Mohanlal Mehndiratta

AMENDMENT NO. 1
TO
STOCK PURCHASE AGREEMENT

This Amendment No. 1 to Stock Purchase Agreement is entered into as of the 3rd day of November, 2004 (this “Amendment No. 1”), by and between Patni Computer Systems Inc., a Massachusetts corporation (“Buyer”), and Neeraj Gupta (“Stockholders Agent”) as agent for the stockholders of Cymbal Corporation, a California corporation (the “Stockholders” and the “Company”, respectively). Buyer and Stockholders Agent are sometimes referred to herein together as the “Parties”.

Recitals

WHEREAS, the Company, the Stockholders and Buyer have executed and delivered that certain Stock Purchase Agreement dated as of October 11, 2004 (the “Stock Purchase Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement) pursuant to which, among other things, Buyer agreed to purchase from the Stockholders, and the Stockholders agreed to sell to Buyer, all of the outstanding capital stock of the Company;

WHEREAS, this Amendment No. 1 is entered into immediately following the Closing of the transactions contemplated by the Stock Purchase Agreement;

WHEREAS, the Parties desire to amend certain provisions of the Stock Purchase Agreement and the Schedules thereto with such amendments to be effective as of and following the Closing; and

WHEREAS, pursuant to Section 9.1 of the Stock Purchase Agreement, the Stock Purchase Agreement and the Schedules delivered pursuant to the Stock Purchase Agreement may be amended by an instrument in writing signed by Buyer and the Stockholders Agent.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Schedules.  The introductory cover page to the Schedules along with the Schedules delivered on October 11, 2004 at the time of the signing of the Stock Purchase Agreement shall be replaced in their entirety with the introductory cover page to the Schedules and the Schedules, respectively, attached hereto.

2.             Cross References.  Section 1.2 of the Stock Purchase Agreement is hereby amended by (i) deleting the following terms and cross references: “Confidentiality Agreement” (Section 3.17.5), “Eligible Employee Pool” (Section 2.2.3(a)), “Key Employee Agreement” (Section 6.4), and “Shareholder Key Employee Agreement” (Section 6.4); (ii) by deleting the existing cross reference associated with the following terms and inserting the respective cross reference in parentheses following each term: “Avendus Letter” (Section 7.2.16), “Company Subs” (Section 3.3), “Plans” (Section 7.2.11), and “Pre-Closing Tax Period” (Section 6.8); and (iii) adding the terms “Key Employee Agreement (A)” and “Key Employee Agreement (B)”, each with cross reference to “Section 3.26”.

3.             Closing Liabilities.  Section 1.3.6(v) of the Stock Purchase Agreement is hereby amended by deleting such clause and replacing it in its entirety with the following:  “(v) $811,670, which shall be applied to the Company’s payments to be made to Zensar Technologies Ltd. in connection with the exercise of the Zensar Option described in Section 3.27 and the transactions contemplated by the notice to Zensar Technologies Ltd. described in Section 7.2.15 (the “Zensar Amount”),”.

4.             Net Worth Standard.  Section 1.3.23 of the Stock Purchase Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following: “1.3.23 Net Worth Standard: $5,277,726, plus the amount of the profit of the Company from July 1, 2004 through and including the Closing Date.”

5.             Zensar Adjustment.  Section 2.2.4(c) of the Stock Purchase Agreement is hereby amended by adding the following language at the end of the last sentence of such Section:  “; provided, however, that any amount shown as an advance to Zensar on the Closing Balance Sheet of the Company shall be treated as an amount paid by the Company after Closing to Zensar Technologies Ltd. for purposes of calculating any adjustment relating to the Zensar Amount.”

6.             Corporate Status.  Section 5.1 of the Stock Purchase Agreement is hereby amended by deleting the word “India” and inserting in its place the words “The Commonwealth of Massachusetts”.

7.             Employment Agreements.  Section 6.4 of the Stock Purchase Agreement is hereby amended by deleting the first sentence contained therein and replacing it in its entirety with the following: “Prior to the Closing, the U.S. and Canadian employees listed on Schedule 6.4 shall each enter into an employee agreement in the form attached hereto as Exhibit D, the Indian and Thai employees listed on Schedule 6.4 shall each enter into an employee agreement in the form attached hereto as Exhibit E, and the U.K. employees listed on Schedule 6.4 shall each enter into an employee agreement in the form attached hereto as Exhibit F (collectively, the “Employee Agreements”).”

8.             Company Plans.  Section 6.5 of the Stock Purchase Agreement is hereby amended by deleting the first sentence contained therein and replacing it in its entirety with the following: “With the exception of the Employee Provident Fund maintained with the Government of India- P.F. Authority (which shall not be terminated and shall remain in full force and effect following the Closing), the Company and each Company Sub shall terminate all Company Plans by resolution adopted by the Board of Directors of the Company or each Company Sub prior to the date of the Closing, on terms acceptable to Buyer, and shall simultaneously amend each Company Plan to the extent necessary to comply with all applicable laws, including the so-called “GUST” and “EGTRRA” legislation, to the extent not previously amended.”

9.             Tax Matters.  Section 6.11(iii) of the Stock Purchase Agreement is hereby amended by deleting the sentence contained therein and replacing it in its entirety with the following: “Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043 and all Treasury Regulations promulgated thereunder, as well as all information necessary to comply with Code

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§6043A, including, without limitation, the name and address of each of the Stockholders and the other information set forth in Code §6043A(a).”

10.           Savings.  Except as amended hereby, the terms of the Stock Purchase Agreement, remain in full force and effect.

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IN WITNESS WHEREOF, this Amendment No. 1 to the Stock Purchase Agreement has been executed under seal as of the date first written above.

THIS AGREEMENT MAY BE EXECUTED IN COUNTERPARTS.

BUYER:

PATNI COMPUTER SYSTEMS INC.

By:
Name:
Its:

STOCKHOLDERS AGENT:

/s/ Neeraj Gupta
Neeraj Gupta